Exhibit 99.1

AMERICAN BATTERY TECHNOLOGY COMPANY ANNOUNCES APPROXIMATELY $39M OVERSUBSCRIBED EQUITY FINANCING AT 5.8% PREMIUM TO 5-DAY VWAP

RENO, NV / September 27, 2021 / American Battery Technology Company (OTCQB:ABML), an American owned critical minerals company currently building the first non-thermal integrated lithium-ion battery recycling plant in the United States, announced today it has entered into definitive agreements with a US-based institutional asset manager for the purchase and sale of approximately $39,100,000 in securities, before deducting transaction fees and expenses. The transaction, completed at a 5.8% premium to the 5-day Volume Weighted Average Price (the “VWAP”), is expected to fully fund the company through the construction and commissioning of its Nevada-based 20,000 metric tonne per year battery recycling plant, includes the sales of an aggregate of 25,389,611 shares of its common stock and warrants at a purchase price of $1.54 per share in a registered direct offering. The closing of the offering is expected to occur on or about September 29, 2021, subject to the satisfaction of customary closing conditions.

“We are excited to announce this financing at a pivotal time in the company’s development,” said newly appointed Chief Executive Officer, Ryan Melsert. “Not only does the capital raised more than fully finance the construction and commissioning of our commercial demonstration plant, but comes from a great partner at a pricing structure expected of a company with plans to be a Nasdaq listed security.” As previously announced, the company has submitted an application to list its shares on the Nasdaq exchange, and this financing will further strengthen its position.

The warrants, which have an exercise price of $1.75 per share, are exercisable immediately and will expire five years following the date of issuance. In the event the warrants are exercised in full for cash, the company expects to receive approximately $44.4 million in additional gross proceeds. However, there is no assurance that all or any portion of the warrants will be exercised prior to their expiration.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-252492) previously filed with the U.S. Securities and Exchange Commission (the “SEC”). A prospectus supplement describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from Jett Capital Advisors, 712 Fifth Avenue, 11th Floor, New York, NY 10019, or by telephone at (212) 616-0423. Before investing in this offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the company has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the company and such offering.

Jett Capital Advisors, LLC served as sole advisor and bookrunner to American Battery Technology Company in the transaction. Sichenzia Ross Ference, LLC served as legal counsel to American Battery Technology Company in the transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About American Battery Technology Company

American Battery Technology Company, which recently changed its name from American Battery Metals Corporation, is uniquely positioned to supply low-cost, low-environmental impact, and domestically sourced battery metals through its three divisions: lithium-ion battery recycling, primary battery metal extraction technologies, and primary resources development.

American Battery Technology Company has built a clean technology platform that is used to provide a key source of domestically manufactured critical and strategic battery metals to help meet the near insatiable demand from the electric vehicle, electrical grid storage, and consumer electronics industries. This ESG-principled platform works to create a closed-loop circular economy for battery metals that champions ethical and environmentally sustainable sourcing of critical and strategic materials.

For more information, please visit: www.americanbatterytechnology.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are “forward-looking statements.” Although the American Battery Technology Company’s (the “Company) management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company’s future results to differ materially from those anticipated. Potential risks and uncertainties include, among others, interpretations or reinterpretations of geologic information, unfavorable exploration results, inability to obtain permits required for future exploration, development or production, general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices, final investment approval and the ability to obtain necessary financing on acceptable terms or at all. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended June 30, 2020. The Company assumes no obligation to update any of the information contained or referenced in this press release.

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Contact Information

Tiffiany Moehring

tmoehring@batterymetals.com

720-254-1556